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                                                                    EXHIBIT 99.1


                                                  [Citigate Sard Verbinnen logo]

NEWS

FOR IMMEDIATE RELEASE


                        Contact: Paul Caminiti/Brandy Bergman/Carrie Bloom
                                 Citigate Sard Verbinnen
                                 (212) 687-8080

                STUDY SHOWS THAT OMNI CAUSES SIGNIFICANTLY FEWER
                  TUMORS IN MICE THAN LEADING CIGARETTE BRAND

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         NEW YORK, JUNE 27, 2002 - Vector Group Ltd. (NYSE: VGR) announced today that its reduced carcinogen cigarette, Omni, produced significantly fewer skin tumors in laboratory mice than the leading national brand in the Dermal Tumor Induction (or "Skin Painting") test, according to preliminary results. The skin painting test was the first test to demonstrate the link between cigarette "tar" and cancer and is among the tests currently relied on by watchdog government agencies, such as the Environmental Protection Agency (EPA) and the Centers for Disease Control and Prevention (CDC), to determine the carcinogenic potential of substances in the environment like tobacco smoke.

         The test, currently being conducted by a nationally recognized independent laboratory, treated 40 mice with the smoke condensate of Omni and 40 mice with the smoke condensate of the leading national brand. The latest test results show that 68% of the mice treated with the smoke condensate of the leading brand developed tumors compared to 20% of the Omni group mice - a 70% reduction.

         "We're absolutely thrilled with these test results. Although more research is required, we believe these results demonstrate that production of a proven, reduced risk cigarette is quite realistic," said Bennett S. LeBow,




NOTE
----
Smoking is addictive and hazardous to your health. Reductions in carcinogens have NOT been proven to result in a safer cigarette.
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Chairman and Chief Executive Officer of Vector Group. "To date, we have refrained from claiming any health benefit from smoking Vector's Omni cigarettes. However, it is ultimately our hope to market a product that is represented to be less hazardous than the most commonly smoked cigarettes on the market today. While we agree with the public health community that abstinence is the only safe alternative to smoking, we believe that something must be done for the 50 million Americans, and hundreds of millions worldwide, who do smoke. Given this exciting scientific finding and potential breakthrough, we implore the public health community to provide immediate support to our efforts to further develop a less hazardous smoking alternative."

         Dr. Tony Albino, Vice-President for Public Health Affairs, stated, "The results of the skin painting test are highly encouraging and lend support to our contention that reducing carcinogens in tobacco smoke is a viable approach toward reducing cigarettes' potential to cause cancer. The skin painting test is considered fundamentally important by the scientific community in determining whether an inhaled substance, like tobacco smoke, is likely to cause cancer in humans. And, despite the fact that the direct relationship between tumor formation in mouse skin and in human lung is not yet completely understood, this test has been used by scientists at the EPA to assign relative human lung cancer risks to a wide range of carcinogens including cigarette smoke."

         Dr. Albino added, "We believe that these preliminary results show that our technology is on the right track."

         Vector Tobacco has developed a proprietary process in which regular tobacco is treated with a complex catalytic system, thereby significantly reducing the levels of certain carcinogens and other toxins. Additionally, Omni employs the use of an innovative carbon filter, which reduces harmful organic compounds in smoke, yet has no impact on premium taste. Vector Tobacco is committed to continuing its research to find new, innovative ways to further reduce carcinogens and other substances as well. For more information on Omni cigarettes please visit www.omnicigs.com or call 1-866-639-OMNI.

         Vector Group is a holding company that indirectly owns Liggett Group Inc., Vector Tobacco Inc., and a controlling interest in New Valley Corporation.

                                       ###


NOTE
----
Smoking is addictive and hazardous to your health. Reductions in carcinogens have NOT been proven to result in a safer cigarette.




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